Consent of Independent Auditors

The Board of Directors
Cova Financial Life Insurance Company

We consent to the reference to our firm under the caption "Experts" in the prospectus and to the use of our report with respect to the financial statements of Cova Financial Life Insurance Company as of December 31, 1996 and for the seven-month period ended December 31, 1996 and the preacquisition five-month period ended May 31, 1996 and the year ended December 31, 1994, dated March 7, 1997, in the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-6 No. 333-37559) of Cova Variable Life Account Five.

                                                    /s/ KPMG PEAT MARWICK LLP


Chicago, Illinois
November 13, 1997